EXHIBIT 21.1


                   RYAN'S FAMILY STEAK HOUSES, INC.

                      SUBSIDIARIES OF THE COMPANY

                         As of March 28, 1997


Name of Subsidiary          Incorporation Owned by Parent


1.   Ryan's Family Steak
     Houses East, Inc.           DE                 100%

2.   Big R Procurement
     Company, Inc.               DE                 100%

3.   Ryan's Properties, Inc.     DE                 100%

4.   Caliente Grille, Inc.       DE                 100%

5.   Laredo Grill, Inc.          DE                 100%

6.   L-1 Beverage Club, Inc.     TX                 100%

7.   Ry-Tex Beverage Corporation TX                 100%

8.   Italian Eateries, Inc.      DE                 100%

9.   Ryan's Capital Holding
     Corporation (inactive)      DE                 100%